UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2019

Sphere 3D Corp.
(Exact name of registrant as specified in its charter)

Ontario, Canada	001-36532	98-1220792

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

895 Don Mills Road,
Bldg. 2, Suite 900
Toronto, Ontario	M3C 1W3

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 571-5555

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Sphere 3D Corp. (the "Company") has completed a series of transactions as of October 31, 2019, as outlined below.

Subscription Agreements. The Company entered into subscription agreements (the "Subscription Agreements") by and among the Company and investors party thereto for the purchase and sale of shares of common stock of the Company as set forth below:

  On October 9, 2019 the Company issued 149,500 shares to extinguish debt in the amount of $178,000; and
  On October 30, 2019 the Company issued 330,000 shares to extinguish debt in the amount of $353,000.

Conversion Agreement. On October 31, 2019, the Company entered into a conversion agreement by and among the Company, HVE Inc. ("HVE") and Overland Storage, Inc. ("Overland") under which Overland agreed to convert the following current debt and prepayment of future goods and services into 1,600,000 Series C Preferred Shares of the Company valued at $1.00 per share:

  Principal and accrued interest under the Secured Promissory Note dated November 13, 2018 by and among the Company, HVE and Overland;
  Accrued fees under the Transition Service Agreement dated November 13, 2018 by and among the Company and Overland (the "TSA"); and
  Prepayment for future goods and services under the TSA.

Revocation of Mandatory Redemption under Series B Preferred Shares. As previously disclosed in a Form 8-K filed on July 12, 2019, the Company entered into a share exchange agreement with FBC Holdings SÀRL ("FBC") to exchange the 6,500,000 Series A Preferred Shares held by FBC for 6,500,000 Series B Preferred Shares ("Series B Shares"). Under the rights, privileges, restrictions and conditions attaching to the Series B Shares, the Company is required to redeem 1,000,000 Series B Shares on or before November 13, 2020 (the "Mandatory Redemption"). On October 31, 2019, FBC, as the sole shareholder of Series B Shares, irrevocably waived its entitlement to the Mandatory Redemption.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 with respect to the Subscription Agreements is incorporated herein by reference. All shares of Common Stock were offered and sold by the Company pursuant to an exemption from the registration requirements of the Securities Act 1933, as amended (the "Securities Act"), pursuant to Section 4(a)(2) thereof and Regulation D promulgated thereunder.

Item 8.01. Other Items

Nasdaq Compliance. After considering the Item 1.01 transactions above, Sphere 3D Corp. (the "Company") as of October 31, 2019 has over $2.5 million in stockholders' equity and believes it is compliant under Nasdaq Listing Rule 5550(b)(1) (the "Stockholders' Equity Requirement").

As previously reported, on November 12, 2018, the Company  received notice  from The Nasdaq Stock Market LLC ("Nasdaq") that the Company was not in compliance with the Stockholders' Equity Requirement because the Company's stockholders' equity of $707,000 reported in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018, was below the required minimum of $2.5 million. The Company submitted a plan to regain compliance, which was accepted by the Nasdaq Staff on January 11, 2019.

On May 14, 2019, the Company received written notice from Nasdaq that the Company had not regained compliance with the Stockholders' Equity Requirement, as required. Accordingly, the Company requested a hearing before the Nasdaq Hearings Panel (the "Panel"), which was held on July 11, 2019.

On July 22, 2019, the Panel issued a decision granting an extension through September 30, 2019 to demonstrate compliance with the Stockholders' Equity Requirement. As required pursuant to the Panel's decision, on August 15, 2019, the Company reported to the Panel that it had completed certain components of its compliance plan. On September 30, 2019, the Company requested an additional extension until October 30, 2019 to complete the final components of its compliance plan, which the Panel granted in a letter to the Company on October 8, 2019.

Common Stock Outstanding. As of October 31, 2019, there were 3,659,056 shares of the Company's common stock outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2019	SPHERE 3D CORP.

	By:	/s/ Peter Tassiopoulos
Peter Tassiopoulos
Chief Executive Officer